SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account	Date Established	Contracts Funded by Separate Account
PIA Variable Life Account I	3/29/2021	- Protection Variable Universal Life - Survivorship Protection Variable Universal Life - Accumulation Variable Universal Life Universal Life
PIA Variable Annuity Account I	7/13/1994	- Deferred Variable Annuity

This Schedule A to the Participation Agreement dated June 8,2021 by and among the parties identified below is updated and effective as of August 18, 2023 and replaces all prior versions of this Schedule A.

This Schedule A may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Schedule A shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Schedule A, including the signature pages hereto, shall be deemed an original.

VANGUARD VARIABLE INSURANCE FUND		THE VANGUARD GROUP, INC.

By:		By:

Name:	John Schadl	Name:	Sarah Cognetti

Title:	Assistant Secretary	Title:	Principal, Head of Strategic Operations

VANGUARD MARKETING CORPORATION		PENN INSURANCE AND ANNUITY COMPANY

By:		By:

Name:	Carolyn Sherry	Name:	Dave Raszeja

Title:	Head of Intermediary Operations	Title:	SVP & CFO

Schedule A